Exhibit 99

News Release
NYSE: MYE
Contact(s): Donald A. Merril, Vice President & Chief Financial Officer (330) 253-5592
FOR IMMEDIATE RELEASE
Monica Vinay, Director, Investor & Financial Relations (330) 253-5592
Myers Industries Reports 2011 First Quarter Results
Net Sales improved 4% over 1Q 2010
Gross Profit of 26.9% compared with 24.1% for 1Q 2010
EPS of $0.19 up 19% compared with $0.16 in 1Q 2010
Able to offset higher energy and raw material cost inflation
April 20, 2011, Akron, Ohio— Myers Industries, Inc. (NYSE: MYE) today announced results for the first quarter ended March 31, 2011. Net sales for the first quarter were $193.4 million compared to $186.4 million in the first quarter of 2010, an increase of 4%. Gross profit increased to 26.9% in the first quarter compared to 24.1% in the first quarter of 2010, as price increases helped mitigate raw material cost inflation and favorable mix and increased volumes led to improved margins.
Net income, which includes approximately $0.6 million of pre-tax restructuring costs, as detailed on the Reconciliation of Non-GAAP Financial Measures at the end of this release, was $6.7 million or $0.19 per share. Net income in the first quarter of 2010 was $5.5 million or $0.16 per share and included $0.2 million of special pre-tax costs also detailed on the Reconciliation of Non-GAAP Financial Measures. Additionally, a higher effective tax rate in the first quarter of 2011 as compared to the first quarter of 2010 reduced earnings per share by $0.01.
President and Chief Executive Officer John C. Orr said, “Although there is still more work to do, we are pleased with the results of the quarter. Together with a sustained increase in demand across most of our end markets, our continued focus on customer dedication, innovation and productivity initiatives delivered improved operating results, on an adjusted basis, for the third consecutive quarter.”
2011 First Quarter Results — Consolidated and by Segment:
$ millions, except per share data

	First Quarter Ended March 31
Consolidated Results:	2011	2010	% Change
Net Sales	$193.4	$186.4	4%
Income Before Taxes	$11.1	$8.7	28%
Net Income	$6.7	$5.5	22%
Income Per Share	$0.19	$0.16	19%

	First Quarter Ended March 31
Segment Net Sales	2011	2010	% Change
Lawn & Garden	$65.1	$69.5	-6%
Material Handling	$65.7	$60.2	9%
Distribution	$41.6	$38.7	7%
Engineered Products	$27.9	$24.4	14%

	First Quarter Ended March 31
Segment Income (Loss) Before Taxes	2011	2010	% Change
Lawn & Garden	$3.9	$4.8	-19%
Material Handling	$10.3	$5.4	91%
Distribution	$3.1	$2.9	7%
Engineered Products	$2.8	$2.5	12%
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NYSE / MYE

Myers Industries Reports 2011 First Quarter Results— 04/20/11	page 2 of 4
The Material Handling, Engineered Products and Distribution Segments benefited from continued strengthening of their end markets, resulting in both higher sales and income compared to the first quarter of last year. Favorable mix also contributed to the sales and profit increases in the Material Handling segment. Although the market was softer than expected in Lawn and Garden, as growers took a more conservative approach to production this spring, the segment was able to offset higher raw material costs through pricing actions and the use of alternative materials.
Outlook for 2011
The Company’s performance in the first quarter demonstrates an ability to execute improvement plans in a difficult cost inflation environment. The Company’s outlook is positive though tempered somewhat by the rise in energy and resin costs. Finally, our strong balance sheet and cash flow provide us with the flexibility to profitably grow our business through investments in high return projects.
Conference Call Details
The Company will host an earnings conference call and webcast for investors and analysts on Wednesday, April 20, 2011 at 11:00 a.m. ET. The call is anticipated to last approximately one hour and may be accessed at (877) 407-8033. Callers are asked to sign on at least five minutes in advance. The call will be available as a webcast through the Company’s web site, www.myersind.com. Click on the Investor Relations tab. Webcast attendees will be in a listen-only mode. An archived replay of the call will also be available on the site shortly after the event. To listen to a telephone replay, callers should dial: (US) 877-660-6853 or (Int’l) 201-612-7415. The replay passcodes are: Account # 286; Conference ID # 370935.
About Myers Industries
Myers Industries, Inc. is an international manufacturer of polymer products for industrial, agricultural, automotive, commercial and consumer markets. The Company is also the largest wholesale distributor of tools, equipment and supplies for the tire, wheel and undervehicle service industry in the U.S. The Company reported net sales from continuing operations of $737.6 million in 2010. Visit www.myersind.com to learn more.
About the 2011 First Quarter Financial Results: The data herein is unaudited and reflects our current best estimates and may be revised as a result of management’s further review of our results for the quarter ended March 31, 2011. During the course of the preparation of our final consolidated financial statements and related notes, we may identify items that would require us to make material adjustments to the preliminary financial information presented above
Caution on Forward-Looking Statements: Statements in this release may include “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statement that is not of historical fact may be deemed “forward-looking.” Words such as “expect,” “believe,” “project,” “plan,” “anticipate,” “intend,” “objective,” “goal,” “view,” and similar expressions identify forward-looking statements. These statements are based on management’s current views and assumptions of future events and financial performance and involve a number of risks and uncertainties, many outside of the Company’s control that could cause actual results to materially differ from those expressed or implied. Risks and uncertainties include: changes in the markets for the Company’s business segments; changes in trends and demands in the markets in which the Company competes; unanticipated downturn in business relationships with customers or their purchases; competitive pressures on sales and pricing; raw material availability, increases in raw material costs, or other production costs; future economic and financial conditions in the United States and around the world; ability to weather the current economic downturn; inability of the Company to meet future capital requirements; claims, litigation and regulatory actions against the Company; changes in laws and regulations affecting the Company; the Company’s ability to execute the components of its Strategic Business Evolution process; and other risks as detailed in the Company’s 10-K and other reports filed with the Securities and Exchange Commission. Such reports are available from the Securities and Exchange Commission’s public reference facilities and its web site at http://www.sec.gov, and from the Company’s Investor Relations section of its web site, at http://www.myersindustries.com. Myers Industries undertakes no obligation to publicly update or revise any forward-looking statements contained herein. These statements speak only as of the date made.

Myers Industries Reports 2011 First Quarter Results— 04/20/11	page 3 of 4
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MYERS INDUSTRIES, INC.
CONDENSED STATEMENTS OF INCOME
($ in thousands, except per share data)

	Quarter Ended
	March 31,
	2011	2010

Net Sales	$193,441	$186,422
Cost of Sales	141,416	141,510

Gross Profit	52,025	44,912
Selling, General & Administrative Expenses	39,656	34,431

Operating Income	12,369	10,481
Interest Expense, Net	1,237	1,800

Income before Income Taxes	11,132	8,681
Income Taxes	4,412	3,151

Net Income	$6,720	$5,530

Income per Basic & Diluted Common Share	$0.19	$0.16

Weighted Average Common Shares Outstanding	35,320,589	35,289,725

CONDENSED STATEMENTS OF FINANCIAL POSITION

	March 31,	December 31,
	2011	2010

Assets
Current Assets
Cash	$7,053	$4,705
Accounts Receivable, Net	115,804	98,799
Inventories	105,091	96,404
Other	11,869	13,939

Total Current Assets	239,817	213,847
Other Assets	66,262	66,733
Property, Plant & Equipment	146,740	151,815

	$452,819	$432,395

Liabilities & Shareholders’ Equity
Current Liabilities
Accounts Payable	$66,578	$64,143
Accrued Expenses	45,440	42,188

Total Current Liabilities	112,018	106,331
Long-term Debt, less current portion	90,524	83,530
Deferred Income Taxes	24,932	24,793
Other Liabilities	6,784	5,936
Shareholders’ Equity	218,561	211,805

	$452,819	$432,395

Myers Industries Reports 2011 First Quarter Results— 04/20/11	page 4 of 4
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MYERS INDUSTRIES, INC. RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
INCOME BEFORE TAXES BY SEGMENT
($ in millions)

	Quarter Ended March 31,
	2011	2010
Lawn & Garden
Income before taxes as reported	$3.9	$4.8

Restructuring expenses	0.0	0.1

Income before taxes as adjusted	3.9	4.9

Material Handling
Income before taxes as reported	10.3	5.4

Restructuring expenses	0.0	0.4
Gain on plant sale	0.0	(0.7)

Income before taxes as adjusted	10.3	5.1

Distribution
Income before taxes as reported	3.1	2.9

Restructuring expenses	0.2	0.0

Income before taxes as adjusted	3.3	2.9

Engineered Products
Income before taxes as reported	2.8	2.5

Restructuring expenses	0.1	0.3

Income before taxes as adjusted	2.9	2.8

Corporate and interest expense
Income before taxes as reported	(9.0)	(6.9)

Restructuring — consulting fees and other	0.0	0.1
Loss on plant sale	0.3	0.0

Income before taxes as adjusted	(8.7)	(6.8)

Consolidated
Income before taxes as reported	11.1	8.7
Restructuring expenses and other adjustments	0.6	0.2

Income before taxes as adjusted	$11.7	$8.9

Note on Reconciliation of Income and Earnings Data: Income (loss) excluding the items mentioned above in the text of this release and in this reconciliation chart is a non-GAAP financial measure that Myers Industries, Inc. calculates according to the schedule above, using GAAP amounts from the Consolidated Financial Statements. The Company believes that the excluded items are not primarily related to core operational activities. The Company believes that income (loss) excluding items that are not primarily related to core operational activities is generally viewed as providing useful information regarding a company’s operating profitability. Management uses income (loss) excluding these items as well as other financial measures in connection with its decision-making activities. Income (loss) excluding these items should not be considered in isolation or as a substitute for net income (loss), income (loss) from continuing operations or other consolidated income data prepared in accordance with GAAP. The Company’s method for calculating income (loss) excluding these items may not be comparable to methods used by other companies.
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